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                               -----------


                              Dave & Buster's, Inc.
                              ---------------------
                (Name of Registrant as Specified In Its Charter)

                       Dolphin Limited Partnership I, L.P.
                       -----------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


Following is a letter sent on March 3, 2003 to the board of directors of Dave & Buster's, Inc. by Dolphin Limited Partners I, L.P. and a press release issued by Dolphin on the same day.

March 3, 2003

VIA FASCIMILE AND FEDERAL EXPRESS
---------------------------------

The Board of Directors
Dave & Buster's, Inc.
2481 Manana Drive
Dallas, TX  75220

Gentlemen:

      As the Schedule 13D being filed today indicates, Dolphin Limited Partnership-I, L.P. ("Dolphin"), which has been a long-time shareholder, now holds 8.8% of the outstanding shares of Dave & Buster's, Inc. ("DAB" or the "Company") and is its single largest shareholder. By the Schedule 13D and this letter, we inform the board and our fellow long-suffering shareholders of our intention to run an independent slate of directors to make corporate governance improvements to promote integrity and accountability at the board and seek to maximize shareholder value.

      Although more prevalent, it's still rare for investors to be confronted with such visible abuses of position and discretion that were finally revealed in the background section (pages 16-22) of the Company's revised $13.50 preliminary merger proxy (Amendment No. 2) filed October 2, 2002. Further, we have compared this section to the relevant sections of the Company's 14D-9 filed on June 4, 2002 (pages 8-11), the preliminary merger proxy filed July 29, 2002 (pages 19-24) and amendment No. l to the preliminary merger proxy filed on September 11, 2002 (pages 16-21) and find very material inconsistencies and revelations and, as such, we strongly believe that the pattern of behaviors exhibited therein by certain directors constitutes repeated breaches of the duties of care, loyalty and good faith required of directors under Missouri law.

      The above referenced public documents, as well as others, detail the atrocious prior failed sale process by the "Special Committee" (the "Committee") and the entire board, the materially inconsistent and misleading public disclosures, the numerous director conflicts, and the dual standard for top management who continue to be richly compensated and benefit from lucrative stock option, employment and executive retention agreements (that include change in control features). In contrast, the DAB shareholders continue to suffer from a share price that has gone nowhere for the past three years, versus the S&P Smallcap Restaurant Stock Index which has appreciated approximately 52% in the same period.

      It is clear to us that this board does not yet appreciate what investors everywhere are seeking and are entitled to in the leadership of their public companies--integrity and accountability. We believe that a director's presumed "business judgment" is not a license to paper-up, by design, a flawed and unethical sale process that seeks to deliver a company at a discounted price to a buyout group that includes certain insiders. We believe that public companies do not exist to serve certain members of senior management and certain directors, but rather, senior management, directors and their advisors exist to faithfully serve their constituents, especially their shareholders. We now believe that the only way to reverse the Company's current direction and promote an honest sale process is for the shareholders to elect new, independent representation on the board.

A Majority of the Board Members are Conflicted
----------------------------------------------
and Others have Dubious Track Records
----------------------------------------------

      We believe that the root of many of DAB's difficulties relate to the facts that a majority of DAB's board have material conflicts while others have dubious track records with regard to maximizing shareholder value. In our view this board does not manifest ability to deliver shareholder value.

      The board is comprised of eight directors which are divided into three staggered classes. The $12/share and $13.50/share buyout group included three Company directors (the "Buyout Group"): Corriveau (Co-CEO, Co-Chairman of the board and President), Corley (Co-CEO, Co-Chairman of the board and COO) and Henrion. Since 1989, Mr. Henrion has been a paid consultant (he received $150,000 for 2001) under an agreement expiring in 2005. Why we have two Co-CEO's and two Co-Chairmen at double the cost remains unclear. Mr. Maguire's real estate company, Cypress Equities, Inc., has been involved in real estate transactions with the Company (in 2001, Cypress Equities, Inc. collected approximately $1.2 million in rent from the Company) and Mr. Hallet's legal firm performs legal services for the Company from time to time. Technically, that leaves only three non-conflicted directors (Levy, Edison and Bernstein). The five directors (Levy, Maguire, Hallet, Bernstein and Edison) that were not part of the Buyout Group directly own less than .9% of DAB's outstanding shares.

      The continuing members of the Committee were Messrs. Levy (Chairman), Edison and Maguire, who, in addition to their stated compensation, were paid in the aggregate $175,000 to serve on this Committee regardless of completion of a transaction. The Committee initially included Mr. Bernstein but he resigned from the Committee in April 2002 citing his "need to devote more of his time and attention to the sale of Morton's Restaurant Group, Inc. ["MRG"] of which he is the Chairman and Chief Executive Officer." We believe Mr. Maguire should never have been a member of the Committee as he is obviously conflicted by virtue of his ongoing involvement with the Company's real estate.

      From 1989 to 1997, Mr. Edison served as a senior officer in various positions and as a director of Edison Brothers Stores, Inc. which was effectively controlled by his family members and their affiliates. Edison Brothers Stores, Inc. was a public company (and the former parent of DAB) that filed for bankruptcy in November 1995.

      However, let's not overlook Mr. Bernstein. Dolphin, which owned 6.1% of MRG and along with the other shareholders witnessed the MRG board, in mid-2001, discard a $28.25/share all cash offer from a private investor group (which was financed by Mr. Carl Icahn) only to see a March 27, 2002 $12.60/share buyout offer that included senior management (some of whom were directors). In a subsequent public bidding war, this low-ball bid was quickly driven up independently by Mr. Icahn to $17/share by July 2002. How does one explain two restaurant companies, both of which Mr. Bernstein served as a director, both of which undertook lengthy sale processes, both of which had numerous interested buyers (MRG had 27 interested parties while DAB had 9 interested parties), only to find that a buyout with senior management at a highly discounted price was the only available transaction? What's a trusting shareholder to conclude from these nearly identical fact patterns? It's a travesty when directors and certain members of senior management apparently act in a predatory manner toward the constituents they are morally and legally empowered to protect.

The Special Committee Has Neither Protected nor
-----------------------------------------------
Promoted Shareholder Interests
-----------------------------------------------

      The Company's October 24, 2002 press release indicated that the "Special Committee of the board, which has been responsible for evaluating strategic business and acquisition proposals, remains in place." On the December 5, 2002 earnings conference call, DAB's senior management indicated that the "Special Committee remains in place upon advice of counsel..." and "...is not actively pursuing anything..." In fact, the public record indicates that, throughout a sale process initiated in 1999, at no time was the Committee or its advisors authorized to, nor did it, conduct an auction despite the receipt of multiple, unsolicited inquiries pertaining to a possible sale of the Company. The Committee always remained in a passive mode, ran only a reactive process and, in our view, permitted certain members of senior management who were also part of the Buyout Group and who were directors to materially direct the process in their favor. We believe the public record clearly demonstrates that certain members of senior management who were directors, the Committee and/or the board
--

     o in certain cases, required restrictive standstill/confidentiality agreements of potential acquirers, and/or once having executed an agreement, did not provide the relevant information to facilitate the making of a proposal,

     o in the most strident way, pushed away legitimate potential industry and financial acquirers that did not meet their self-serving requirements, and

     o exposed the Company to a dubious merger transaction that was not only subject to financing but also lacked financing commitments and which ultimately failed.

      One illustration of the board's flawed and unethical sale process was first revealed in a July 9, 2002 complaint filed in the District Court of Dallas County, Texas. This complaint describes, in painful detail, a series of remarkable events in which Messrs. Corley, Corriveau and Henrion, state to a credible potential industry acquirer that, management "intended to take the Company private themselves." Later, Mr. Corriveau sent to the chairman of this potential acquirer "an outline of the kind of deal a merger would require for management to obtain its goals." That document, among other things, indicated that "D&B's shareholders would receive only $9 per share and that management earnouts would be 10% of EBITDA contributed by D&B operations for the next five years." Since it was this potential buyer's view that "no one would be entitled to 10% of EBITDA other than its shareholders," they were uninterested in such a transaction.

      Remarkably, this and other material background information was omitted from DAB's 14D-9 filed on June 4, 2002, its preliminary proxy filed July 29, 2002 and its Amendment No. 1 filed September 11, 2002. However, the Company's Amendment No. 2, later filed on October 2, 2002, corroborates these facts and substantiates other inappropriate behavior further revealed in this complaint by members of senior management who were part of the Buyout Group and who are directors of the company as well as serious deficiencies in the sale process conducted by the Committee. We believe that conducting a purported sale process with the above outlined actions and inadequate and misleading disclosure of management conflicts and personal agendas is just as serious a breach of fiduciary duty as the improprieties that have come to light regarding many high profile public companies that shareholders, legislators and regulators have been so outraged with.

      So, it appears to us that, we have a purported auction which was nothing of the sort, but rather a flawed and unethical process designed to deliver the Company in the most beneficial transaction to certain insiders. This process initially led to a $12/share tender offer (not subject to financing) from the Buyout Group that was unable to gather the necessary shareholder support with several institutional investors being openly opposed. At that time, a "significant" shareholder put it well by publicly stating, "...selling in a management buyout at such depressed prices essentially permits management to exploit its own lack of execution for financial gain."

      After this transaction failed, this not so special Committee quickly accepted a sweetened $13.50/share merger transaction from the Buyout Group but, this time, the transaction was not only subject to financing but also lacked financing commitments. What was the board thinking? After the Company initiated a sale process in the fall of 1999 following "a significant decline in the share price," incurred $1.3 million of transaction fees and expenses for the second and third quarters of fiscal 2002 alone, and created a drain on management time and attention, the board accepted a revised merger that was not only subject to financing but also lacked financing commitments precisely when the capital markets were challenged. Worse still, the board declined to facilitate financing for this transaction when it was available by paying $3.0 million, half the costs associated with a special redemption of the funded senior notes in the event of termination of the merger. On October 24, 2002 this buyout collapsed citing "continuing adverse conditions in the debt financing market." If a proper process had been conducted, the shareholders likely would have been spared this costly saga and who knows what favorable transaction value might have been achieved?

      How did the Committee passively sit by and let this happen? How can certain of DAB's directors and senior management place their agenda ahead of the moral and legal obligations to its unaffiliated shareholders?

Operating Results and Share Price Continue to Suffer,
----------------------------------------------------
While Senior Management Has Been Richly Compensated.
---------------------------------------------------

      On December 5, 2002, the Company announced its fiscal 2002 third quarter financial results. Same store revenue, EBITDA and EPS were all lower than analyst expectations and showed no improvement versus comparable depressed 2001 results.

      On DAB's fiscal 2002 third quarter earnings conference call, senior management provided fiscal 2003 (ending January 2004) projections of $370-$380 million of revenue, $53-$55 million of EBITDA, $.77-$.85 of diluted EPS and a modest ending total debt balance of $51-$53 million (approximately 24% of projected fiscal 2003 capitalization). These projections reflect -2% to 0% same store revenue growth, no new complex openings, over $5.0 million of identified annualized cost reductions and were considered by senior management to be "solidly on the conservative side." With the announcement of these already implemented cost savings in such close proximity to the termination of the merger (October 24, 2002), should shareholders conclude that these savings would have only benefited the Buyout Group? What other cost savings exist that shareholders have not yet seen and that might explain the Company's depressed margins? Over the past several years, the gross margin has remained a relatively constant 81.5% while the EBITDA margin has declined from 16.2% for fiscal 2000 to an estimated 12.6% for fiscal 2002.

      Although part of the EBITDA margin deterioration may be explained by the three sale/leaseback transactions entered into since calendar 2001 (reducing this margin by approximately 80 basis points) DAB, similar to its benchmark publicly traded competitors, currently leases approximately 84% of its square footage. With a similar percentage of leased square footage but significantly greater average revenue per square foot (approximately $235/square foot) than these competitors, DAB's projected fiscal 2003 EBITDA margin of 14% is still lower than these competitors.

      Further, on this earnings conference call, the Company stated that it would resume new complex openings with two more in fiscal 2004. Notwithstanding the Company's demonstrated ability to generate significant free cash flow that would facilitate the opening of these and other new complexes, the shares remain comparatively significantly undervalued.

      Utilizing a current DAB share price of approximately $8.25 (now significantly below $10.59, the closing price prior to the announcement of the $12 tender offer), and senior management's "conservative" fiscal 2003 projections, we calculate total enterprise value multiples of approximately 0.4 and 3.0 times Revenue and EBITDA, respectively, as well as a P/E ratio of approximately 10 times fiscal 2003 diluted EPS guidance. The current share price is also less than 68% of projected fiscal 2002 tangible book value per share. These valuation multiples are all markedly lower than nearly all of DAB's benchmark publicly traded competitors.

      Even though the operating results and share price have slid, DAB's proxy statements indicate that the combined compensation (salary, bonuses, other cash items, and restricted stock) for just Messrs. Corley and Corriveau has climbed from $775,000 for fiscal 1999 to $1,742,000 (including restricted stock of $960,000) for fiscal 2000 and $1,426,000 for fiscal 2001. Hopefully senior management's compensation for fiscal 2002 and beyond will finally reflect this continued underperformance and the board will not take additional value from the shareholders by granting additional options to members of senior management at this distressed share price level. As of fiscal 2001 there were 2.925 million options outstanding with an $11.56 average exercise price (representing an excessive 18% of the fully diluted shares). Included in these options are 1.9 million options issued at depressed prices in fiscal years 2000 and 2001 (representing an outsized 13% of the fully diluted shares) with three to five year vesting.

Shareholders Must Act to Promote Board Integrity,
------------------------------------------------
Accountability and Independence and Maximize Value
--------------------------------------------------

      We recently visited the Company's headquarters and several of its complexes. Prior to our headquarters visit, we were informed that members of DAB's senior management (including either Corley or Corriveau) would meet with us. We were disappointed to learn at the meeting that neither of the Co-CEO's was available to visit with us, one of your largest shareholders. Notwithstanding a two-hour discussion that followed, we still have significant questions as to why DAB's projected fiscal 2003 EBITDA margin of approximately 14% is at the lowest end of the range of its benchmark publicly traded competitors. Further, the discussion of the many publicly disclosed operational missteps and governance deficiencies over the past several years has now crystallized in our mind the need for progressive shareholder action. With years of --

     o    poor operating and share price performance,

     o    excessive senior management total compensation,

     o    numerous director conflicts,

     o    materially deficient and misleading public disclosures, and

     o a lengthy, flawed and failed sale process, we believe DAB's shareholders will appreciate positive change and exercise their exclusive franchise to install new directors through an election process and thereby seek to change the direction of the Company and maximize shareholder value.

      Accordingly, Dolphin is sponsoring a slate of three independent directors at the Company's upcoming 2003 annual shareholders' meeting, historically, and in accordance with the Company's bylaws, held in the second week in June. This new independent director slate will be submitted at the appropriate time. As the director terms of Messrs. Corley, Edison and Henrion expire in 2003, the election of the Dolphin sponsored independent director slate would remove two currently conflicted directors, make the total number of non-conflicted directors comprise a majority of the board, provide the shareholders with representation that constitutes a substantial presence on the board (three of eight directors) and create a preferred balance between senior management and independence at the board--certainly a greatly improved governance structure.

      Given the Company's remarkable public disclosures of how the sale process was so unfairly directed to favor certain members of senior management who were also directors, we question whether legitimate buyers will now seriously pursue an acquisition of DAB, until there is greater board independence and a newly constituted Committee. Accordingly, this independent director nominee slate will have a mandate to seek to work with the other non-conflicted members of the board to--

     o    aggressively improve DAB's operating results,

     o create a "lead director" position to preside over board sessions held without senior management present and act as the board's liaison with senior management,

     o    eliminate director conflicts,

     o conduct a thorough review of the prior lengthy sale process and correct its patent shortcomings,

     o reconstitute a special committee to include some or all of the directors from the new slate, for the purpose of aggressively seeking to maximize shareholder value without inappropriate influence from certain members of senior management,

     o destagger the board to provide for the annual election of all directors, creating the accountability to the shareholders that has been so lacking, and

     o    implement other corporate governance improvements.

      In the interim, we expect that the current board will take no actions that would compromise any shareholder rights or interfere with the ability of shareholders to exercise their exclusive franchise at the 2003 annual meeting customarily held in June.

                                    Very truly yours,


                                    /s/ Donald T. Netter
                                    ------------------------
                                    Donald T. Netter
                                    Senior Managing Director

                                               FOR IMMEDIATE RELEASE
                                               For further information, contact:

                                               Arthur B. Crozier/Alan M. Miller
                                               Innisfree M&A Incorporated
                                               212-750-5833



  DOLPHIN, AN 8.8% HOLDER OF DAVE & BUSTER'S, TO NOMINATE INDEPENDENT DIRECTOR
                   SLATE SEEKING TO MAXIMIZE SHAREHOLDER VALUE



New York, NY - March 3, 2003. -- Dolphin Limited Partnership I, L.P. ("Dolphin"), a Stamford, CT based private investment firm and the holder of approximately 8.8% of the outstanding common stock of Dave & Buster's, Inc. (NYSE: DAB), today announced that it filed a Schedule 13D indicating its intention to nominate three independent directors at the 2003 annual shareholders' meeting, customarily held in June. This director slate will seek a mandate to maximize shareholder value and make corporate governance improvements to promote integrity and accountability at DAB's board. Dolphin is DAB's single largest shareholder.

In a six-page letter to the Company's board (attached to the Schedule 13D), Dolphin expressed its views that a majority of DAB's current board members have conflicts of interest while others have track records that do not manifest an ability to deliver shareholder value and that the Special Committee of DAB's board (the "Committee") formed for evaluating strategic business and acquisition proposals has neither protected nor promoted shareholder interests. For the past three years, DAB's share price has gone nowhere and the operating results have declined while top management's total compensation has climbed.

The letter cites a flawed, unethical and failed sale process conducted by the Committee apparently designed to deliver the Company in the most beneficial transaction to a buyout group that included three DAB directors. The June 2002 $12/share tender offer could not gather the requisite shareholder support and a sweetened $13.50/share merger was aborted in October 2002 when it failed to secure the necessary financing.

The public record indicates that, at no time was the Committee or its advisors authorized to, nor did it, conduct an auction despite the receipt of multiple unsolicited acquisition inquiries with respect to DAB. The Committee always remained in a passive mode and, in Dolphin's view, permitted insiders to materially direct the process in their favor by aggressively pushing away legitimate potential acquirers that would not satisfy top management's self-serving requirements.

Dolphin believes that these actions, together with the issuance of materially inconsistent and misleading disclosures, constitute repeated breaches of the board's fiduciary duties and has contributed to a significantly undervalued share price relative to DAB's benchmark competitors.

Utilizing a current DAB share price of approximately $8.25 (now significantly below the $10.59 closing price prior to the announcement of the $12 tender offer) and senior management's "conservative" fiscal 2003 projections, we calculate total enterprise value multiples of approximately .4 and 3.0 times Revenue and EBITDA, respectively. This share price is also less than 68% of projected fiscal 2002 tangible book value per share.

The election of the Dolphin-sponsored slate would remove two conflicted directors, make the total number of non-conflicted directors comprise a majority of the board, and provide shareholders with substantial representation on the board (three of eight directors). Accordingly, the Dolphin-sponsored slate will seek a mandate to:

     o create a "lead director" position to preside over board sessions held without senior management present and act as the board's liaison with senior management,

     o    enact policies designed to eliminate director conflicts,

     o conduct a thorough review of the prior sale process and correct its patent shortcomings,

     o reconstitute a special committee of the board to include some or all of the directors from the new slate, for the purpose of aggressively seeking to maximize shareholder value, and

     o destagger the board and implement other corporate governance improvements.

A spokesperson for Dolphin commented: "We encourage every shareholder to examine the detailed DAB public record and our letter to the board. In our view, there is clear evidence of a flawed, unethical and failed sale process that permitted certain insiders to significantly direct the process in their favor and fostered materially inconsistent and misleading public disclosures. A majority of the eight-member board is conflicted and others have dubious track records with regard to maximizing shareholder value. It appears to us that a dual standard has developed in which top management is richly compensated while the operating results and share price have stalled. We believe that the breaches of fiduciary duty outlined herein are on par with many of the improprieties that have come to light regarding many higher profile public companies that shareholders, legislators and regulators have been so outraged with. We now believe the only way to aggressively maximize shareholder value and promote integrity and accountability at the board is for the shareholders to exercise their exclusive franchise and elect new independent representation."


                                       ###

The following is a list of the names and stockholdings, if any, of persons who may be deemed to be "participants" in any solicitation that Dolphin may make in the future with respect to the shares of DAB: Dolphin beneficially owns 1,174,900 shares of DAB's outstanding common stock. Donald Netter, as Senior Managing Director of Dolphin, may also be deemed to be a participant but does not individually own any common stock of DAB.

If Dolphin engages in any solicitation with respect to the shares of DAB it will prepare and disseminate a proxy statement with respect to this solicitation. Shareholders should read this proxy statement if and when it becomes available because it will contain important information. Shareholders will be able to obtain copies of the proxy statement, related materials and other documents filed with the Securities and Exchange Commission's web site at http//:www.sec.gov without charge when these documents become available. Shareholders will also be able to obtain copies of that proxy statement and related materials without charge, when available, from Innisfree M&A Incorporated by oral or written request to: 501 Madison Avenue, New York, New York 10022, telephone: 888-750-5834.

For more information please contact Innisfree M&A Incorporated.